Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dave Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share	457(c) and 457(h)	44,940,630 (2)	$0.35(3)	$15,729,221	$110.20 per million	$1,733.36

Total Offering Amounts					$15,729,221		$1,733.36

Total Fee Offsets							—

Net Fee Due							$1,733.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of Dave Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents 44,940,630 additional shares of Common Stock reserved for issuance under the 2021 Equity Incentive Plan resulting from an amendment to the 2021 Equity Incentive Plan approved by the stockholders of the Registrant in a Special Meeting held December 13, 2022.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $0.35, which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on December 9, 2022.